     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated November 20, 2025, with respect to the financial statements and financial highlights of Build America Bonds Income Trust, Series 45 (included in Van Kampen Unit Trusts, Taxable Income Series 269) contained in this Post-Effective Amendment No. 15 to the Registration Statement on Form S-6 and related Prospectus.

     We consent to the use of the aforementioned report in the Post-Effective Amendment and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
November 20, 2025